Exhibit 99.1

AT THE COMPANY	ON THE WEB
Robert O’Brien	www.forestcity.net
Executive Vice President – Chief Financial Officer
216-621-6060

Jeff Linton
Vice President – Corporate Communication
216-621-6060
FOR IMMEDIATE RELEASE
Forest City Reports Fiscal 2011 First-Quarter Results
CLEVELAND, Ohio – June 6, 2011 – Forest City Enterprises, Inc. (NYSE: FCEA and FCEB) today announced EBDT, net earnings and revenues for the first quarter ended April 30, 2011.
EBDT
First-quarter EBDT (earnings before depreciation, amortization and deferred taxes) was $127.4 million, an increase of $56.9 million compared with 2010 first-quarter EBDT of $70.5 million. On a fully diluted, per-share basis, first-quarter 2011 EBDT was $0.63, a 70.3 percent increase compared with 2010 first quarter EBDT of $0.37.
For an explanation of EBDT variances, see the section titled “Review of Results” in this news release. EBDT and EBDT per share are non-Generally Accepted Accounting Principle (GAAP) measures. A reconciliation of net earnings (the most directly comparable GAAP measure to EBDT) to EBDT is provided in the Financial Highlights table in this news release.
Net Earnings/Loss
First-quarter net earnings attributable to Forest City Enterprises, Inc. were $47.6 million, or $0.25 per share, compared with a net loss of $15.6 million, or $0.10 per share, in the first quarter of 2010. After preferred dividends, net earnings attributable to Forest City Enterprises, Inc. common shareholders was $43.7 million, or $0.24 per share, for the quarter ended April 30, 2011.

Revenues
First-quarter 2011 consolidated revenues were $316.9 million compared with $271.5 million last year. The year-over-year revenue variance was impacted primarily by the same factors impacting EBDT, as described below under “Review of Results.”
Review of Results
An exhibit illustrating factors impacting first-quarter 2011 EBDT results, compared with results for the comparable period in 2010, is available on the Investor Relations page of the Company’s web site: www.forestcity.net, and is included in the company’s first-quarter 2011 Supplemental Package furnished to the Securities and Exchange Commission.
For the three months ended April 30, 2011, the Company’s combined Commercial and Residential Segments (also referred to as the rental properties portfolio) provided a pre-tax EBDT increase of $55.7 million, compared with the first quarter of 2010. The year-over-year increase was primarily the result of initial proceeds of $42.6 million from the previously announced sale of land and air rights to Rock Ohio Caesars Cleveland LLC for construction of a casino in downtown Cleveland, increased income of $7.7 million from tax credits, the ramp-up of new properties of $2.6 million, and decreased interest expense on the mature portfolio of $2.2 million. These increases in the portfolio were partially offset by reduced EBDT from properties sold of $4.6 million.
The Company’s Land Segment provided a pre-tax EBDT increase of $3.0 million, compared with the same period in 2010, primarily due to increased sales. The Nets provided a pre-tax EBDT increase of $3.9 million, compared to the first quarter of 2010, due to the decrease in Forest City’s share of allocated losses.
Corporate pre-tax EBDT decreased $6.9 million compared with the first quarter of 2010, primarily as a result of the nonrecurring 2010 gain on early extinguishment of debt of $6.3 million, related to the exchange of a portion of the Company’s Senior Notes. Finally, EBDT was favorably impacted by a larger tax benefit of $1.2 million, compared with the prior year.
NOI, Occupancies and Rent
Overall comparable property net operating income (NOI) was flat during the first quarter, compared with the same period a year ago. The retail portfolio was up 2.6 percent. In the residential portfolio, conventional apartments were up 5.8 percent, but portfolio-wide results were negatively impacted by an increase in, and the timing of, operating expenses in the senior-housing component, resulting in an overall residential increase of 1.8 percent. The office portfolio was down 2.5 percent, compared with the first quarter of 2010.
Comparable property NOI, defined as NOI from properties operated in the three months ended April 30, 2011 and 2010, is a non-GAAP financial measure, and is based on the pro-rata consolidation method, also a non-GAAP financial measure. Included in this release is a schedule that presents comparable property NOI on the full-consolidation method.

At April 30, 2011, comparable retail occupancies were 91.2 percent, compared with 89.7 percent at April 30, 2010, and regional mall sales averaged $411 per square foot on a rolling 12-month basis, an increase of 7.6 percent from the same period in 2010, while comparable regional mall sales increased 4.5 percent, compared with first quarter of 2010. Comparable office occupancies increased to 90.7 percent, compared with 90.6 percent last year. In the residential portfolio, comparable average occupancies for the three months ended April 30, 2011, were 95.4 percent, compared with 93.4 percent last year. Comparable residential net rental income (defined as gross rent less vacancies and concessions) increased to 93.0 percent, compared with 89.8 percent in the same period in 2010.
Commentary
Portfolio
“Overall, we’re pleased with our first quarter results, which were in line with our expectations,” said Charles A. Ratner, Forest City president and chief executive officer. “The year-over-year increase in total EBDT was driven largely by initial proceeds from our Cleveland casino land and air rights sale, as well as by increased income from tax credits, and a decrease in our allocated losses at the Nets.
“Results from our operating portfolio reflect continued improving fundamentals. Comparable occupancies were up year-over-year in all major product types, with solid gains in both retail and multifamily. Results from our retail portfolio, as measured by comparable property net operating income, showed solid improvement consistent with industry-wide trends. In our residential multifamily portfolio, results from our conventional apartments were up solidly, but the overall increase in multifamily comparable property net operating income was reduced by a year-over-year decline in our senior-housing component as a result of increased operating expenses. Comparable property results in the office portfolio were negatively impacted, as anticipated, by lease expirations at our Brooklyn office properties, although re-leasing efforts to date have exceeded our expectations, reflecting improvement in the overall New York office market. In our Land Segment, pre-tax EBDT was up modestly, but results continue to reflect weak conditions in our traditional land business, which is largely driven by the sale of lots to single-family homebuilders.
Capital Raising
“During the quarter, we continued to take advantage of improving valuations by selectively monetizing assets to generate liquidity and realize value from the portfolio. In addition to the casino land sale, transactions in the quarter included the sale of our interest in Met Lofts, a downtown Los Angeles apartment property, and the sale of the Charleston Marriott hotel in Charleston, West Virginia. The most significant transaction in the first quarter was the completion of our New York retail joint venture with Madison International Realty. That transaction, which resulted in an investment by Madison of $172.3 million, represented a 6.9 percent cap rate on 2010 net operating income for the 15 properties involved. These and other transactions we have executed over the past two years continue to demonstrate the significant value embedded in our portfolio of high-quality assets in strong markets.

“Since the end of the quarter, we have continued to evaluate and selectively take advantage of transactional opportunities. The most recent of these, which was completed May 10, was the sale to USAA Real Estate Company of the first two completed office buildings at our Waterfront Station mixed-use project in Washington, D.C., which opened in the first quarter of 2010. The sale price was $356.0 million, as compared to a cost of $245.9 million at full consolidation, as reflected in our Supplemental Package for the first quarter. Forest City’s share of net proceeds was $61 million, a clear demonstration of our ability to generate real value from our portfolio. Importantly, following the transaction, we and our partners at Waterfront Station retain more than a million square feet of additional future office, residential and retail entitlement. As we have historically, we will continue to selectively evaluate asset sales and joint ventures going forward as a means to generate liquidity and realize value.
“Another notable achievement during the first quarter was the closing of our new, $450 million revolving credit facility with a group of 14 banks. The new credit facility has improved terms, with fewer restrictions and an extended maturity, compared with the facility it replaced. Finally, in the first week of May, we executed privately negotiated exchanges of $40.0 million of our 5.00% Convertible Senior Notes due 2016 for Class A common stock. Both of these achievements reflect the strength of our relationships with our lenders and investors, as well as our commitment to reduce total recourse debt and improve our balance sheet and debt metrics.
Pipeline
“During the first quarter, we continued to make progress on our pipeline of under-construction projects. Of particular note is our 8 Spruce Street apartment high-rise in Lower Manhattan, which began first-phase lease-up on February 18. Market acceptance of this unique, luxury property has been remarkable. As of May 31, 202 leases have been signed, representing 22 percent of the property’s total 903 units at completion. Per-square-foot rates for leases signed to date are in line with our pro-forma for the property.
“Also since the beginning of the fiscal year, we have taken steps to advance new projects that we believe will add to future growth, both within our portfolio and through new opportunities. Leveraging existing entitlement at Stapleton in Denver, we expect to break ground this summer on two new multifamily projects, totaling 338 units. New vertical development is also anticipated in the near term at both Atlantic Yards in Brooklyn and The Yards in Washington, D.C. In the Dallas suburb of Frisco, we’ve entered into a public/private partnership with the city and its community development entity to develop a 320-acre mixed-use project on land we control with our partner. Finally, in San Francisco, Forest City has been selected as developer by the Port of San Francisco to execute the port’s master plan for “Pier 70,” a 25-acre site in a historic marine industrial area on that city’s Central Waterfront.”

Openings and Projects Under Construction
At the end of the first quarter, Forest City had four projects under construction with a total project cost of $1.7 billion at the Company’s pro-rata share ($2.7 billion at full consolidation). Three of the projects are in New York: 8 Spruce Street (formerly Beekman), a 903-unit residential tower in Manhattan, Westchester’s Ridge Hill, a mixed-use retail center in Yonkers, New York, and the Barclays Center arena, the future home of the NBA Nets in Brooklyn. The fourth is Foundry Lofts at The Yards in Washington, D.C.
As referenced above, first-phase lease-up and tenant move-ins on the lower floors are well underway at 8 Spruce Street, the Frank Gehry-designed apartment tower in lower Manhattan. Interior build-out continues on the upper floors, and additional phases of leasing are expected to begin later in 2011 and into the first quarter of 2012.
Leasing efforts and construction continue at Westchester’s Ridge Hill, the company’s mixed-use retail project in Yonkers, New York, with commitments currently for 50 percent of the retail space. In May, the first-phase opening for Cinema De Lux and REI took place. Additional tenant openings are anticipated later in 2011, leading up to the opening of anchor Lord & Taylor in February 2012. The center was the subject of considerable interest from retailers at the recent annual ICSC RECon event in Las Vegas. With economic conditions continuing to improve, retailer interest and leasing activity is accelerating.
Work continues at the Barclays Center at Atlantic Yards, and an official opening date of September 28, 2012 has been set for the arena. Approximately 55 percent of forecasted contractually obligated revenues for the arena are currently under contract. In addition to work on the arena, initial planning, design and engineering work is also underway for the first residential multifamily building at Atlantic Yards.
In Washington, D.C., construction continues on Foundry Lofts, the first residential building at The Yards mixed-use project. The apartment building is scheduled for completion and the beginning of lease-up in the third quarter of 2011. This adaptive reuse of a former Navy Yard industrial building will offer 170 loft-style apartments, including 34 two-level penthouse units, together with a small amount of street-level retail space.
Liquidity and Financing Activity
At April 30, 2011, the Company had $241.7 million ($204.6 million at full consolidation) in cash on its balance sheet, and $256.6 million of available capacity on its revolving line of credit.
Since January 31, 2011, the Company has addressed, through closed loans and committed financings, $664.5 million at full consolidation ($517.0 million at its pro-rata share) of the $1.2 billion ($1.1 billion at pro-rata) of long-term debt maturities coming due in fiscal year 2011. Additionally, the Company addressed $637.3 million ($543.2 million at pro-rata) of loans maturing in future years.

As of April 30, 2011, the Company’s weighted-average cost of nonrecourse debt decreased to 4.95 percent from 5.10 percent at April 30, 2010, primarily due to a decrease in fixed-rate mortgage debt. Fixed-rate mortgage debt, which represented 69 percent of the Company’s total nonrecourse mortgage debt, and is inclusive of interest rate swaps, decreased to 5.85 percent at April 30, 2011 from 6.06 percent and at April 30, 2010. Variable-rate mortgage debt increased from 2.87 percent at April 30, 2010, to 2.92 percent at April 30, 2011.
Outlook
“Forest City’s first-quarter results, as well as those for much of the broader real estate industry, continue to reflect improving conditions,” Ratner concluded. “In addition, development in key markets and property types, particularly multifamily, appears to be coming back into favor as fundamentals improve, asset valuations strengthen, tenants gain more confidence, and lenders and investors shift their focus from defensive strategies to future growth.
“We remain optimistic based on the performance of our portfolio, the strength of our core markets, and the depth of our entitlement. We retain appropriate caution in our outlook, given the many headwinds in the macro environment, ranging from the threat of rising interest rates, to sovereign debt crises in Europe, to federal, state and municipal fiscal concerns here in the U.S.
“Today, Forest City is well-positioned to take advantage of improving fundamentals and market demand. With growth from our portfolio as a strong foundation, we look forward to, and are prepared to take advantage of new opportunities as they arise.”
Corporate Description
Forest City Enterprises, Inc. is a NYSE-listed national real estate company with $11.5 billion in total assets. The Company is principally engaged in the ownership, development, management and acquisition of commercial and residential real estate and land throughout the United States. For more information, visit www.forestcity.net.
Supplemental Package
Please refer to the Investor Relations section of the Company’s website at www.forestcity.net for a Supplemental Package, which the Company will also furnish to the Securities and Exchange Commission (“SEC”) on Form 8-K. This Supplemental Package includes operating and financial information for the three months ended April 30, 2011, with reconciliations of non-GAAP financial measures, such as EBDT, comparable NOI and pro-rata financial statements, to their most directly comparable GAAP financial measures.
EBDT
The Company uses an additional measure, along with net earnings, to report its operating results. This non-GAAP measure, referred to as Earnings Before Depreciation, Amortization and Deferred Taxes (“EBDT”), is not a measure of operating results or cash flows from operations as defined by GAAP and may not be directly comparable to similarly titled measures reported by other companies.

The Company believes that EBDT provides additional information about its core operations and, along with net earnings, is necessary to understand its operating results. EBDT is used by the chief operating decision maker and management in assessing operating performance and to consider capital requirements and allocation of resources by segment and on a consolidated basis. The Company believes EBDT is important to investors because it provides another method for the investor to measure its long-term operating performance, as net earnings can vary from year to year due to property dispositions, acquisitions and other factors that have a short-term impact.
EBDT is defined as net earnings excluding the following items: i) gain (loss) on disposition of rental properties, divisions and other investments (net of tax); ii) the adjustment to recognize rental revenues and rental expense using the straight-line method; iii) non-cash charges for real estate depreciation, amortization, and amortization of mortgage procurement costs; iv) deferred income taxes; v) preferred payment which is classified as non-controlling interest expense on the Company’s Consolidated Statements of Operations; vi) impairment of real estate (net of tax); vii) extraordinary items (net of tax); and viii) cumulative or retrospective effect of change in accounting principle (net of tax).
EBDT is reconciled to net earnings (loss), the most comparable financial measure calculated in accordance with GAAP, in the table titled Financial Highlights below and in the Company’s Supplemental Package, which the Company will also furnish to the SEC on Form 8-K. The adjustment to recognize rental revenues and rental expenses on the straight-line method is excluded because it is management’s opinion that rental revenues and expenses should be recognized when due from the tenants or due to the landlord. The Company excludes depreciation and amortization expense related to real estate operations from EBDT because it believes the values of its properties, in general, have appreciated over time in excess of their original cost. Deferred income taxes, which are the result of timing differences of certain net expense items deducted in a future year for federal income tax purposes, are excluded until the year in which they are reflected in the Company’s current tax provision. The impairment of real estate is excluded from EBDT because it varies from year to year based on factors unrelated to the Company’s overall financial performance and is related to the ultimate gain on dispositions of operating properties. The Company’s EBDT may not be directly comparable to similarly titled measures reported by other companies.
Pro-Rata Consolidation Method
This press release contains certain financial measures prepared in accordance with GAAP under the full consolidation accounting method and certain financial measures prepared in accordance with the pro-rata consolidation method (non-GAAP). The Company presents certain financial amounts under the pro-rata method because it believes this information is useful to investors as this method reflects the manner in which the Company operates its business. In line with industry practice, the Company has made a large number of investments in which its economic ownership is less than 100 percent as a means of procuring opportunities and sharing risk. Under the pro-rata consolidation method, the Company generally presents its investments proportionate to its economic share of ownership. Under GAAP, the full consolidation method is used to report partnership assets and liabilities consolidated at

100 percent if deemed to be under its control or if the Company is deemed to be the primary beneficiary of the variable interest entities (“VIE”), even if its ownership is not 100 percent. The Company provides reconciliations from the full consolidation method to the pro-rata consolidation method in the exhibits below and throughout its Supplemental Package, which the Company will also furnish to the SEC on Form 8-K.
Safe Harbor Language
Statements made in this news release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. The Company’s actual results could differ materially from those expressed or implied in such forward-looking statements due to various risks, uncertainties and other factors. Risks and factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the impact of current lending and capital market conditions on our liquidity, ability to finance or refinance projects and repay our debt, the impact of the current economic environment on our ownership, development and management of our real estate portfolio, general real estate investment and development risks, vacancies in our properties, further downturns in the housing market, competition, illiquidity of real estate investments, bankruptcy or defaults of tenants, anchor store consolidations or closings, international activities, the impact of terrorist acts, risks associated with an investment in a professional sports team, our substantial debt leverage and the ability to obtain and service debt, the impact of restrictions imposed by our credit facility and senior debt, exposure to hedging agreements, the level and volatility of interest rates, the continued availability of tax-exempt government financing, the impact of credit rating downgrades, effects of uninsured or underinsured losses, effects of a downgrade or failure of our insurance carriers, environmental liabilities, conflicts of interest, risks associated with the sale of tax credits, risks associated with developing and managing properties in partnership with others, the ability to maintain effective internal controls, compliance with governmental regulations, increased legislative and regulatory scrutiny of the financial services industry, volatility in the market price of our publicly traded securities, inflation risks, litigation risks, as well as other risks listed from time to time in the Company’s SEC filings, including but not limited to, the Company’s annual and quarterly reports.

Forest City Enterprises, Inc. and Subsidiaries
Financial Highlights
Three Months Ended April 30, 2011 and 2010
(dollars in thousands, except per share data)

	Three Months Ended
	April 30,		Increase (Decrease)
	2011	2010	Amount	Percent

Operating Results:
Earnings (loss) from continuing operations	$42,978	$(21,856)	$64,834
Discontinued operations, net of tax	5,719	492	5,227

Net earnings (loss)	48,697	(21,364)	70,061

Earnings from continuing operations attributable to noncontrolling interests	(737)	5,823	(6,560)
Earnings from discontinued operations attributable to noncontrolling interests (1)	(393)	(21)	(372)

Net earnings (loss) attributable to Forest City Enterprises, Inc.	$47,567	$(15,562)	$63,129

Preferred dividends	(3,850)	-	(3,850)

Net earnings (loss) attributable to Forest City Enterprises, Inc. common shareholders	$43,717	$(15,562)	$59,279

Earnings Before Depreciation, Amortization and Deferred Taxes (EBDT) (2)	$127,376	$70,467	$56,909	80.8%

Reconciliation of Net Earnings (Loss) to Earnings Before Depreciation, Amortization and Deferred Taxes (EBDT) (2):

Net earnings (loss) attributable to Forest City Enterprises, Inc.	$47,567	$(15,562)	$63,129

Depreciation and amortization - Real Estate Groups (7)	68,829	69,954	(1,125)

Amortization of mortgage procurement costs - Real Estate Groups (7)	3,632	3,062	570

Deferred income tax expense (8)	4,813	(15,376)	20,189

Remove deferred income tax expense for non-Real Estate Groups in 2010 (8)	-	5,133	(5,133)

Current income tax expense on non-operating earnings: (8)
Gain on disposition of rental properties and partial interest in rental properties	30,304	13,724	16,580
Gain on disposition included in discontinued operations	1,201	-	1,201

Straight-line rent adjustment (4)	(2,224)	(3,038)	814

Preference payment (6)	585	585	-

Impairment of consolidated real estate	4,835	-	4,835

Impairment of unconsolidated real estate	-	12,899	(12,899)

Gain on disposition of rental properties and partial interest in rental properties	(9,561)	(866)	(8,695)

Gain on disposition of unconsolidated entities	(12,567)	(48)	(12,519)

Discontinued operations: (1)
Gain on disposition of rental properties	(10,431)	-	(10,431)
Noncontrolling interest - Gain on disposition	393	-	393

Earnings Before Depreciation, Amortization and Deferred Taxes (EBDT) (2)	$127,376	$70,467	$56,909	80.8%

Earnings Before Depreciation, Amortization and Deferred Taxes (EBDT) (2) (3) (5)	$0.63	$0.37	$0.26	70.3%

Diluted Earnings per Common Share:

Earnings (loss) from continuing operations	$0.23	$(0.14)	$0.37
Discontinued operations, net of tax	0.03	-	0.03

Net earnings (loss)	0.26	(0.14)	0.40

Earnings from continuing operations attributable to noncontrolling interests	(0.01)	0.04	(0.05)
Earnings from discontinued operations attributable to noncontrolling interests (1)	-	-	-

Net earnings attributable to noncontrolling interests	(0.01)	0.04	(0.05)

Net earnings (loss) attributable to Forest City Enterprises, Inc.	$0.25	$(0.10)	$0.35

Preferred dividends	(0.02)	-	(0.02)
Interest on convertible debt	0.01	-	0.01
Preferred distribution on Class A Common Units	-	-	-

Net earnings (loss) attributable to Forest City Enterprises, Inc. common shareholders	$0.24	$(0.10)	$0.34

Basic weighted average shares outstanding (5)	165,498,904	155,352,050	10,146,854

Diluted weighted average shares outstanding (5)	204,975,222	196,290,633	8,684,589

Forest City Enterprises, Inc. and Subsidiaries
Financial Highlights
Three Months Ended April 30, 2011 and 2010
(dollars in thousands)

	Three Months Ended
	April 30,		Increase (Decrease)
	2011	2010	Amount	Percent
Operating Earnings (a non-GAAP financial measure) and Reconciliation to Net Earnings:
Revenues from real estate operations
Commercial Group	$255,287	$213,210	$42,077
Residential Group	53,504	51,392	2,112
Land Development Group	8,090	6,858	1,232
The Nets	-	-	-
Corporate Activities	-	-	-

Total Revenues	316,881	271,460	45,421	16.7%

Operating expenses	(165,688)	(155,291)	(10,397)
Interest expense	(67,994)	(81,118)	13,124
Gain (loss) on early extinguishment of debt	(296)	6,297	(6,593)
Amortization of mortgage procurement costs (7)	(3,449)	(2,612)	(837)
Depreciation and amortization (7)	(58,391)	(60,071)	1,680
Interest and other income	15,507	6,814	8,693
Equity in earnings (loss) of unconsolidated entities, including impairment	19,994	(17,124)	37,118
Impairment of unconsolidated real estate	-	12,899	(12,899)
Gain on disposition of unconsolidated entities	(12,567)	(48)	(12,519)
Revenues and interest income from discontinued operations (1)	1,293	10,262	(8,969)
Expenses from discontinued operations (1)	(1,293)	(9,474)	8,181

Operating loss (a non-GAAP financial measure)	43,997	(18,006)	62,003

Impairment of consolidated real estate	(4,835)	-	(4,835)

Impairment of unconsolidated real estate	-	(12,899)	12,899

Gain on disposition of unconsolidated entities	12,567	48	12,519

Gain on disposition of rental properties and partial interest in rental properties, net of noncontrolling interest	9,561	866	8,695

Gain on disposition of rental properties included in discontinued operations (1)	10,431	-	10,431

Income tax benefit (expense) (8)
Operating earnings	13,294	6,975	6,319
Deferred taxes	(4,813)	15,376	(20,189)
Gain on disposition of rental properties and partial interest in rental properties	(31,505)	(13,724)	(17,781)

Income tax benefit (expense)	(23,024)	8,627	(31,651)

Net earnings (loss)	48,697	(21,364)	70,061

Noncontrolling Interests

Earnings from continuing operations attributable to noncontrolling interests	(737)	5,823	(6,560)

Earnings from discontinued operations attributable to noncontrolling interests (1)
Operating earnings	-	(21)	21
Gain on disposition of rental properties	(393)	-	(393)

	(393)	(21)	(372)

Noncontrolling Interests	(1,130)	5,802	(6,932)

Net earnings (loss) attributable to Forest City Enterprises, Inc.	$47,567	$(15,562)	$63,129

Preferred dividends	(3,850)	-	(3,850)

Net earnings (loss) attributable to Forest City Enterprises, Inc. common shareholders	$43,717	$(15,562)	$59,279

Forest City Enterprises, Inc. and Subsidiaries
Financial Highlights
Three Months Ended April 30, 2011 and 2010
(in thousands)
1) All earnings of properties which have been sold or are held for sale are reported as discontinued operations assuming no significant continuing involvement.
2) The Company uses an additional measure, along with net earnings, to report its operating results. This measure, referred to as Earnings Before Depreciation, Amortization and Deferred Taxes (“EBDT”), is not a measure of operating results as defined by generally accepted accounting principles and may not be directly comparable to similarly-titled measures reported by other companies. The Company believes that EBDT provides additional information about its operations, and along with net earnings, is necessary to understand its operating results. EBDT is defined as net earnings excluding the following items: i) gain (loss) on disposition of operating properties, divisions and other investments (net of tax); ii) the adjustment to recognize rental revenues and rental expense using the straight-line method; iii) non-cash charges for real estate depreciation, amortization (including amortization of mortgage procurement costs) and deferred income taxes; iv) preferred payment classified as noncontrolling interest expense on the Company’s Consolidated Statement of Earnings; v) impairment of real estate (net of tax); vi) extraordinary items (net of tax); and vii) cumulative or retrospective effect of change in accounting principle (net of tax). See our discussion of EBDT in the news release.
3) For the three months ended April 30, 2011 and 2010, the calculation of EBDT per share under the if-converted method requires an adjustment for interest of $1,798 and $2,640, respectively, related to the 3.625% Puttable Senior Notes and the 5% Convertible Senior Notes. Therefore EBDT for purposes of calculating per share data is $129,174 and $73,107 for the three months ended April 30, 2011 and 2010, respectively.
4) The Company recognizes minimum rents on a straight-line basis over the term of the related lease pursuant to accounting for leases. The straight-line rent adjustment is recorded as an increase or decrease to revenue or operating expense from Forest City Rental Properties Corporation, a wholly-owned subsidiary of Forest City Enterprises, Inc., with the applicable offset to either accounts receivable or accounts payable, as appropriate.
5) For the three months ended April 30, 2011, weighted average shares issuable upon the conversion of preferred stock of 14,550,257 are not included in the calculation of earnings per share because they are anti-dilutive. They are included in the calculation of EBDT per share because they are dilutive to this measure.
  For the three months ended April 30, 2010, the effect of 40,938,583 shares of dilutive securities were not included in the computation of diluted earnings per share because their effect is anti-dilutive to the loss from continuing operations. (Since these shares are dilutive for the computation of EBDT per share for the three months ended April 30, 2010, diluted weighted average shares outstanding of 196,290,633 were used to arrive at $0.37/share.)
6) The preference payment represents the respective period’s share of the annual preferred payment in connection with the issuance of Class A Common Units in exchange for Bruce C. Ratner’s noncontrolling interest in the Forest City Ratner Companies portfolio.
7) The following table provides detail of depreciation and amortization and amortization of mortgage procurement costs.

	Depreciation and Amortization
	Three Months Ended April 30,
	2011	2010

Full Consolidation	$58,391	$60,071
Non-Real Estate	(702)	(1,568)

Real Estate Groups Full Consolidation	57,689	58,503
Real Estate Groups related to noncontrolling interest	(2,550)	(1,785)
Real Estate Groups Unconsolidated	13,690	11,368
Real Estate Groups Discontinued Operations	-	1,868

Real Estate Groups Pro-Rata Consolidation	$68,829	$69,954

	Amortization of Mortgage Procurement Costs
	Three Months Ended April 30,
	2011	2010

Full Consolidation	$3,449	$2,612
Non-Real Estate	-	-

Real Estate Groups Full Consolidation	3,449	2,612
Real Estate Groups related to noncontrolling interest	(435)	(89)
Real Estate Groups Unconsolidated	618	484
Real Estate Groups Discontinued Operations	-	55

Real Estate Groups Pro-Rata Consolidation	$3,632	$3,062

Forest City Enterprises, Inc. and Subsidiaries
Financial Highlights
Three Months Ended April 30, 2011 and 2010
(in thousands)

	Three Months Ended April 30,
	2011	2010

8) The following table provides detail of Income Tax Expense (Benefit):	(in thousands)
Current taxes
Operating Earnings	$(13,244)	$(7,105)
Gain on disposition of rental properties and partial interest in rental properties	30,304	13,724

Subtotal	17,060	6,619

Discontinued operations
Operating Earnings	(50)	130
Gain on disposition of rental properties and partial interest in rental properties	1,201	-

Subtotal	1,151	130

Total Current taxes	18,211	6,749

Deferred taxes
Continuing operations	$1,252	$(15,542)
Discontinued operations	3,561	166

Total Deferred taxes	4,813	(15,376)

Grand Total	$23,024	$(8,627)

2010 Recap of Grand Total:
Real Estate Groups
Current		8,519
Deferred		(10,243)

		(1,724)

Non-Real Estate Groups
Current		(1,770)
Deferred		(5,133)

		(6,903)

Grand Total		$(8,627)

Reconciliation of Net Operating Income (non-GAAP) to Net Earnings (Loss) (GAAP) (in thousands):

	Three Months Ended April 30, 2011					Three Months Ended April 30, 2010

			Plus					Plus
	Full	Less	Unconsolidated	Plus	Pro-Rata	Full	Less	Unconsolidated	Plus	Pro-Rata
	Consolidation	Noncontrolling	Investments at	Discontinued	Consolidation	Consolidation	Noncontrolling	Investments at	Discontinued	Consolidation
	(GAAP)	Interest	Pro-Rata	Operations	(Non-GAAP)	(GAAP)	Interest	Pro-Rata	Operations	(Non-GAAP)

Revenues from real estate operations	$316,881	$17,240	$82,714	$1,293	$383,648	$271,460	$13,092	$73,473	$10,184	$342,025
Exclude straight-line rent adjustment (1)	(3,435)	-	-	-	(3,435)	(4,117)	-	-	(163)	(4,280)

Adjusted revenues	313,446	17,240	82,714	1,293	380,213	267,343	13,092	73,473	10,021	337,745

Add interest and other income	15,507	(140)	117	-	15,764	6,814	899	14,816	3	20,734

Add equity in earnings (loss) of unconsolidated entities, including impairment	19,994	48	(20,299)	-	(353)	(17,124)	(6,444)	10,953	-	273
Exclude gain on disposition of unconsolidated entities	(12,567)	-	12,567	-	-	(48)	-	48	-	-
Exclude impairment of unconsolidated real estate	-	-	-	-	-	12,899	-	(12,899)	-	-
Exclude depreciation and amortization of unconsolidated entities (see below)	14,308	-	(14,308)	-	-	11,852	-	(11,852)	-	-

Adjusted total income	350,688	17,148	60,791	1,293	395,624	281,736	7,547	74,539	10,024	358,752

Operating expenses	165,688	8,967	37,684	1,247	195,652	155,291	6,363	53,636	5,647	208,211
Add back non-Real Estate depreciation and amortization (b)	702	-	-	-	702	1,568	-	878	-	2,446
Add back amortization of mortgage procurement costs for non-Real Estate Groups (d)	-	-	-	-	-	-	-	69	-	69
Exclude straight-line rent adjustment (2)	(1,211)	-	-	-	(1,211)	(1,242)	-	-	-	(1,242)
Exclude preference payment	(585)	-	-	-	(585)	(585)	-	-	-	(585)

Adjusted operating expenses	164,594	8,967	37,684	1,247	194,558	155,032	6,363	54,583	5,647	208,899

Net operating income	186,094	8,181	23,107	46	201,066	126,704	1,184	19,956	4,377	149,853

Interest expense	(67,994)	(4,455)	(23,107)	(46)	(86,692)	(81,118)	(5,133)	(19,956)	(1,850)	(97,791)

Gain (loss) on early extinguishment of debt	(296)	(4)	-	-	(292)	6,297	-	-	-	6,297

Equity in earnings (loss) of unconsolidated entities, including impairment	(19,994)	(48)	20,299	-	353	17,124	6,444	(10,953)	-	(273)

Gain on disposition of unconsolidated entities	12,567	-	-	-	12,567	48	-	-	-	48

Impairment of unconsolidated real estate	-	-	-	-	-	(12,899)	-	-	-	(12,899)

Depreciation and amortization of unconsolidated entities (see above)	(14,308)	-	14,308	-	-	(11,852)	-	11,852	-	-

Net gain on disposition of rental properties and partial interests in rental properties	9,561	-	-	10,038	19,599	866	-	-	-	866

Impairment of consolidated real estate	(4,835)	-	-	-	(4,835)	-	-	-	-	-

Depreciation and amortization - Real Estate Groups (a)	(57,689)	(2,550)	(13,690)	-	(68,829)	(58,503)	(1,785)	(11,368)	(1,868)	(69,954)

Amortization of mortgage procurement costs - Real Estate Groups (c)	(3,449)	(435)	(618)	-	(3,632)	(2,612)	(89)	(484)	(55)	(3,062)

Straight-line rent adjustment (1) + (2)	2,224	-	-	-	2,224	2,875	-	-	163	3,038

Preference payment	(585)	-	-	-	(585)	(585)	-	-	-	(585)

Earnings (loss) before income taxes	41,296	689	20,299	10,038	70,944	(13,655)	621	(10,953)	767	(24,462)

Income tax provision	(18,312)	-	-	(4,712)	(23,024)	8,923	-	-	(296)	8,627
Equity in earnings (loss) of unconsolidated entities, including impairment	19,994	48	(20,299)	-	(353)	(17,124)	(6,444)	10,953	-	273

Earnings (loss) from continuing operations	42,978	737	-	5,326	47,567	(21,856)	(5,823)	-	471	(15,562)

Discontinued operations, net of tax	5,719	393	-	(5,326)	-	492	21	-	(471)	-

Net earnings (loss)	48,697	1,130	-	-	47,567	(21,364)	(5,802)	-	-	(15,562)

Noncontrolling interests
(Earnings) loss from continuing operations attributable to noncontrolling interests	(737)	(737)	-	-	-	5,823	5,823	-	-	-
Earnings from discontinued operations attributable to noncontrolling interests	(393)	(393)	-	-	-	(21)	(21)	-	-	-

Noncontrolling interests	(1,130)	(1,130)	-	-	-	5,802	5,802	-	-	-

Net earnings (loss) attributable to Forest City Enterprises, Inc.	$47,567	$-	$-	$-	$47,567	$(15,562)	$-	$-	$-	$(15,562)

Preferred dividends	(3,850)	-	-	-	(3,850)	-	-	-	-	-

Net earnings (loss) attributable to Forest City Enterprises, Inc. common shareholders	$43,717	$-	$-	$-	$43,717	$(15,562)	$-	$-	$-	$(15,562)

(a) Depreciation and amortization - Real Estate Groups	$57,689	$2,550	$13,690	$-	$68,829	$58,503	$1,785	$11,368	$1,868	$69,954
(b) Depreciation and amortization - Non-Real Estate	702	-	-	-	702	1,568	-	878	-	2,446

Total depreciation and amortization	$58,391	$2,550	$13,690	$-	$69,531	$60,071	$1,785	$12,246	$1,868	$72,400

(c) Amortization of mortgage procurement costs - Real Estate Groups	$3,449	$435	$618	$-	$3,632	$2,612	$89	$484	$55	$3,062
(d) Amortization of mortgage procurement costs - Non-Real Estate	-	-	-	-	-	-	-	69	-	69

Total amortization of mortgage procurement costs	$3,449	$435	$618	$-	$3,632	$2,612	$89	$553	$55	$3,131

Forest City Enterprises, Inc. and Subsidiaries
Supplemental Operating Information

	Net Operating Income (dollars in thousands)
	Three Months Ended April 30, 2011					Three Months Ended April 30, 2010					% Change

			Plus					Plus
		Less	Unconsolidated	Plus	Pro-Rata	Full	Less	Unconsolidated	Plus	Pro-Rata	Full	Pro-Rata
	Full Consolidation	Noncontrolling	Investments at	Discontinued	Consolidation	Consolidation	Noncontrolling	Investments at	Discontinued	Consolidation	Consolidation	Consolidation
	(GAAP)	Interest	Pro-Rata	Operations	(Non-GAAP)	(GAAP)	Interest	Pro-Rata	Operations	(Non-GAAP)	(GAAP)	(Non-GAAP)

Commercial Group
Retail

Comparable	$56,271	$2,838	$6,709	$-	$60,142	$56,102	$2,848	$5,369	$-	$58,623	0.3%	2.6%

Total	58,986	2,893	8,372	-	64,465	61,609	2,924	5,583	2,935	67,203

Office Buildings

Comparable	55,465	2,086	4,816	-	58,195	58,195	2,601	4,074	-	59,668	(4.7%)	(2.5%)

Total	63,224	5,148	3,182	-	61,258	63,090	3,859	4,074	-	63,305

Hotels

Comparable	104	-	360	-	464	644	-	368	-	1,012	(83.9%)	(54.2%)

Total	104	-	360	46	510	644	-	368	793	1,805

Earnings from Commercial Land Sales (2)	42,585	(782)	-	-	43,367	289	14	-	-	275

Other (1)	1,064	(54)	1,938	-	3,056	(5,508)	358	1,233	-	(4,633)

Total Commercial Group

Comparable	111,840	4,924	11,885	-	118,801	114,941	5,449	9,811	-	119,303	(2.7%)	(0.4%)

Total	165,963	7,205	13,852	46	172,656	120,124	7,155	11,258	3,728	127,955

Residential Group
Apartments

Comparable	25,802	528	6,842	-	32,116	25,234	418	6,745	-	31,561	2.3%	1.8%

Total	29,092	1,074	8,276	-	36,294	26,411	462	7,448	649	34,046

Military Housing

Comparable	-	-	-	-	-	-	-	-	-	-

Total	5,590	-	378	-	5,968	6,477	-	370	-	6,847

Land Sales	158	16	-	-	142	-	-	-	-	-

Other (1)	(1,576)	(390)	452	-	(734)	(3,879)	(228)	-	-	(3,651)

Total Residential Group

Comparable	25,802	528	6,842	-	32,116	25,234	418	6,745	-	31,561	2.3%	1.8%

Total	33,264	700	9,106	-	41,670	29,009	234	7,818	649	37,242

Total Rental Properties

Comparable	137,642	5,452	18,727	-	150,917	140,175	5,867	16,556	-	150,864	(1.8%)	0.0%

Total	199,227	7,905	22,958	46	214,326	149,133	7,389	19,076	4,377	165,197

Land Development Group	2,102	276	149	-	1,975	(653)	18	(266)	-	(937)

The Nets	(304)	-	-	-	(304)	(10,430)	(6,223)	1,146	-	(3,061)

Corporate Activities	(14,931)	-	-	-	(14,931)	(11,346)	-	-	-	(11,346)

Grand Total	$186,094	$8,181	$23,107	$46	$201,066	$126,704	$1,184	$19,956	$4,377	$149,853

(1)	Includes write-offs of abandoned development projects, non-capitalizable development costs and unallocated management and service company overhead, net of historic and new market tax credit income.

(2)	Includes $42,622 of NOI generated from the Casino land sale at full and pro-rata consolidation.

Openings and Acquisitions as of April 30, 2011

								Cost at FCE
			Date		Pro-Rata	Cost at Full	Total Cost	Pro-Rata Share	Sq. ft./		Gross
		Dev (D)	Opened /	FCE Legal	FCE % (a)	Consolidation	at 100%	(Non-GAAP) (c)	No. of		Leasable	Lease
Property	Location	Acq (A)	Acquired	Ownership % (a)	(1)	(GAAP) (b)	(2)	(1) X (2)	Units		Area	Commitment %

2011 (1)						(in millions)

Residential:
8 Spruce Street (leasable only) (d) (l)	Manhattan, NY	D	Q1-11/12	49.0%	70.0%	$0.0	$0.0	$0.0	372

Prior Two Years Openings (7)
Retail Centers:
Village at Gulfstream Park (e)	Hallandale Beach, FL	D	Q1-10	50.0%	50.0%	$0.0	$196.4	$98.2	511,000	(k)	511,000	77%
East River Plaza (e) (f)	Manhattan, NY	D	Q4-09/2010	35.0%	50.0%	0.0	390.6	195.3	527,000		527,000	90%
Promenade in Temecula Expansion	Temecula, CA	D	Q1-09	75.0%	100.0%	113.4	113.4	113.4	127,000		127,000	80%

						$113.4	$700.4	$406.9	1,165,000		1,165,000

Office:
Waterfront Station
- East 4th & West 4th Buildings (g)	Washington, D.C.	D	Q1-10	45.0%	45.0%	$245.9	$245.9	$110.7	631,000			99%

Residential (h):
Presidio Landmark	San Francisco, CA	D	Q3-10	100.0%	100.0%	$94.8	$94.8	$94.8	161			52%
North Church Towers	Parma Heights, OH	A	Q3-09	100.0%	100.0%	5.0	5.0	5.0	399			90%
DKLB BKLN (f)	Brooklyn, NY	D	Q4-09/10	80.0%	100.0%	158.4	158.4	158.4	365			96%

						$258.2	$258.2	$258.2	925

Total Prior Two Years Openings (i)						$617.5	$1,204.5	$775.8

Recap of Total Prior Two Years Openings
Total 2010						$340.7	$927.7	$499.0
Total 2009						276.8	276.8	276.8

Total Prior Two Years Openings (i)						$617.5	$1,204.5	$775.8

See attached footnotes.

Projects Under Construction as of April 30, 2011 (4)

							Cost at FCE
				Pro-Rata	Cost at Full	Total Cost	Pro-Rata Share	Sq. ft./	Gross
		Anticipated	FCE Legal	FCE % (a)	Consolidation	at 100%	(Non-GAAP) (c)	No. of	Leasable		Lease
Property	Location	Opening	Ownership % (a)	(1)	(GAAP) (b)	(2)	(1) X (2)	Units	Area		Commitment %
					(in millions)
Retail Centers:
Westchester’s Ridge Hill (f)	Yonkers, NY	2011/2012	70.0%	100.0%	$827.4	$827.4	$827.4	1,336,000	1,336,000	(n)	50%

Residential:
8 Spruce Street (Total) (l)	Manhattan, NY	Q1-11/12	49.0%	70.0%	$875.7	$875.7	$613.0	903			22% (j)
Foundry Lofts	Washington, D.C.	Q3-11	100.0%	100.0%	60.3	60.3	60.3	170

					$936.0	$936.0	$673.3	1,073

Arena:
Barclays Center	Brooklyn, NY	Q3-12	26.6% (o)	26.6% (o)	$904.3	$904.3	$240.5	670,000	18,000 seats	(p)	55% (q)

Total Under Construction (m)					$2,667.7	$2,667.7	$1,741.2

Fee Development:								Sq.ft.
Las Vegas City Hall	Las Vegas, NV	Q1-12	- (r)	- (r)	$0.0	$146.2	$0.0	270,000

FOOTNOTES
( a )	As is customary within the real estate industry, the Company invests in certain real estate projects through joint ventures. For some of these projects, the Company provides funding at percentages that differ from the Company’s legal ownership.
( b )	Amounts are presented on the full consolidation method of accounting, a GAAP measure. Under full consolidation, costs are reported as consolidated at 100 percent if we are deemed to have control or to be the primary beneficiary of our investments in the variable interest entity (“VIE”).
( c )	Cost at pro-rata share represents Forest City’s share of cost, based on the Company’s pro-rata ownership of each property (a non-GAAP measure). Under the pro-rata consolidation method of accounting the Company determines its pro-rata share by multiplying its pro-rata ownership by the total cost of the applicable property.
( d )	See the Under Construction pipeline for cost details of the total property.
( e )	Reported under the equity method of accounting. This method represents a GAAP measure for investments in which the Company is not deemed to have control or to be the primary beneficiary of our investments in a VIE.
( f )	Phased-in openings. Costs are representative of the total project.
( g )	Includes 85,000 square feet of retail space. (Property was disposed of on May 10, 2011.)
( h )	The lease percentage for the residential properties represents the occupancy as of April 30, 2011.
( i )	The difference between the full consolidation cost amount (GAAP) of $617.5 million to the Company’s pro-rata share (a non-GAAP measure) of $850.0 million consists of a reduction to full consolidation for noncontrolling interest of $135.1 million of cost and the addition of its share of cost for unconsolidated investments of $367.6 million.
( j )	As of May 31, 2011, 202 leases have been signed since appointments with prospective residents began on February 18, 2011, representing 22% of the total 903 units after construction is complete. As of April 30, 2011, $142.8 million at pro-rata consolidation ($200.7 million at full consolidation) of costs incurred and $121.2 million at pro-rata consolidation ($174.2 million at full consolidation) of mortgage debt were transferred to completed rental properties on the Company’s balance sheet.
( k )	Includes 89,000 square feet of office space.
( l )	Phased in opening. Costs are representative of the total project cost, including 372 units opened as of May 24, 2011.
( m )	The difference between the full consolidation cost amount (GAAP) of $2,667.7 million to the Company’s pro-rata share (a non-GAAP measure) of $1,741.2 million consists of a reduction to full consolidation for noncontrolling interest of $926.5 million.
( n )	Includes 156,000 square feet of office space.
( o )	On May 2, 2011, the Company closed on a purchase agreement with a minority interest partner. As a result, the Company’s legal and pro-rata ownership will increase to approximately 34%.
( p )	The Nets, a member of the NBA, has a 37 year license agreement to use the arena.
( q )	Represents the percentage of forecasted contractually obligated arena income that is under contract. Contractually obligated income, which include revenue from naming rights, sponsorships, suite licenses, Nets minimum rent and food concession agreements, accounts for 72% of total forecasted revenues for the arena.
( r )	This is a fee development project, owned by the City of Las Vegas. Therefore, these costs are not included on the full consolidation or pro-rata balance sheet.

Equity Requirements for Projects Under Construction (a)
As of April 30, 2011

		Less			Plus
		Unconsolidated	Full	Less	Unconsolidated	Pro-Rata
		Investments	Consolidation	Noncontrolling	Investments	Consolidation
	100%	at 100%	(GAAP) (b)	Interest	at Pro-Rata	(Non-GAAP) (c)
	(dollars in millions)

Total Cost Under Construction	$2,667.7	$-	$2,667.7	$926.5	$-	$1,741.2

Total Loan Draws and Other Sources at Completion (d)	1,863.3	-	1,863.3	664.6	-	1,198.7

Net Equity at Completion	804.4	-	804.4	261.9	-	542.5

Net Costs Incurred to Date (e)	1,760.4	-	1,760.4	493.8	-	1,266.6

Loan Draws and Other Sources to Date (e)	1,011.9	-	1,011.9	231.9	-	780.0

Net Equity to Date (e)	748.5	-	748.5	261.9	-	486.6

% of Total Equity	93%		93%			90%

Remaining Costs	907.3	-	907.3	432.7	-	474.6

Remaining Loan Draws and Other Sources (f)	851.4	-	851.4	432.7	-	418.7

Remaining Equity	$55.9	$-	$55.9	$-	$-	$55.9

% of Total Equity	7%		7%			10%
(a)	This schedule includes only the four properties listed on the previous page. This does not include costs associated with phased-in units, operating property renovations and military housing.
(b)	Amounts are presented on the full consolidation method of accounting, a GAAP measure. Under full consolidation, costs are reported as consolidated at 100 percent if we are deemed to have control or to be the primary beneficiary of our investments in the variable interest entity (“VIE”).
(c)	Cost at pro-rata share represents Forest City’s share of cost, based on the Company’s pro-rata ownership of each property (a non-GAAP measure). Under the pro-rata consolidation method of accounting the Company determines its pro-rata share by multiplying its pro-rata ownership by the total cost of the applicable property.
(d)	“Other Sources” includes estimates of third party subsidies and tax credit proceeds. The timing and the amounts may differ from our estimates.
(e)	Reflects activity through April 30, 2011
(f)	One of the loan commitments require specific leasing hurdles to be achieved prior to drawing the final amount of the loan. The Company estimates that approximately $45.0 million at 100% and at full consolidation, and $31.5 million at pro-rata consolidation of loan commitments are at risk should these leasing hurdles not be achieved.

Projects Under Development
as of April 30, 2011
Below is a summary of our active large scale development projects, which have yet to commence construction, often referred to as our “shadow pipeline” which are crucial to our long-term growth. While we cannot make any assurances on the timing or delivery of these projects, our track record speaks to our ability to bring large, complex, projects to fruition when there is demand and available construction financing. The projects listed below represent pro-rata costs of $627.0 million ($887.3 million at full consolidation) of Projects Under Development (“PUD”) on our balance sheet and pro-rata mortgage debt of $111.3 million ($168.3 million at full consolidation).
1) Atlantic Yards - Brooklyn, NY
Atlantic Yards is adjacent to the state-of-the art arena, the Barclays Center, which is designed by the award-winning firms Ellerbe Becket and SHoP Architects and is currently under construction. In addition, Atlantic Yards will feature more than 6,400 units of housing, including over 2,200 affordable units, approximately 250,000 square feet of retail space, and more than 8 acres of landscaped open space.
2) LiveWork Las Vegas - Las Vegas, NV
LiveWork Las Vegas is a mixed-use project on a 13.5-acre parcel in downtown Las Vegas. At full build-out, the project will have a new 260,000-square-foot City Hall for Las Vegas and is also expected to include up to 1 million square feet of office space and approximately 300,000 square feet of retail. The City Hall is owned by the city of Las Vegas and is a fee-development project.
3) The Yards - Washington, D.C.
The Yards is a 42-acre mixed-use project, located in the neighborhood of the Washington Nationals baseball park in Southeast D.C. The full development is expected to include up to 2,700 residential units, 1.8 million square feet of office space, and 300,000 square feet of retail and dining space. The Yards features a 5.5-acre publicly funded public park that is a gathering place and recreational focus for the community. The first residential building, Foundry Lofts, commenced construction in August 2010.
4) The Science + Technology Park at Johns Hopkins - Baltimore, MD
The 31-acre Science + Technology Park at Johns Hopkins is a new center for collaborative research directly adjacent to the world-renowned Johns Hopkins medical and research complex. Initial plans call for 1.1 million square feet in five buildings, with future phases that could support additional expansion. In 2008, the Company opened the first of those buildings, 855 North Wolfe Street, a 279,000-square-foot office building anchored by the Johns Hopkins School of Medicine’s Institute for Basic Biomedical Sciences.
5) Colorado Science + Technology Park at Fitzsimons - Aurora, CO
The 184-acre Colorado Science + Technology Park at Fitzsimons is becoming a hub for the biotechnology industry in the Rocky Mountain region. Anchored by the University of Colorado at Denver Health Science Center, the University of Colorado Hospital and The Denver Children’s Hospital, the park will offer cost-effective lease rates; build-to-suit office and research sites; and flexible lab and office layouts in a cutting-edge research park. The park is also adjacent to Forest City’s 4,700-acre Stapleton mixed-used development.
6) Waterfront Station - Washington, D.C.
Located in Southwest Washington, Waterfront Station is adjacent to the Waterfront/Southeastern University MetroRail station. Waterfront Station is expected to include 660,000 square feet of office space, an estimated 400 residential units and 40,000 square feet of stores and restaurants.
7) 300 Massachusetts Avenue - Cambridge, MA
Located in the science and technology hub of Cambridge, MA, the 300 Massachusetts Avenue block represents an expansion of University Park @ MIT. In a 50/50 partnership with MIT, Forest City is presently focused on a project that reflects a development program of approximately 260,000 square feet of lab and office space. Potential redevelopment of the entire block is possible with the acquisition of adjacent parcels in future phases, and would result in an approximately 400,000 square foot project.

Military Housing as of April 30, 2011
Below is a summary of our equity method investments for Military Housing Development projects. The Company provides development, construction and management services for these projects and receives agreed upon fees for these services. The following phases still have a percentage of units opened and under construction:

		Anticipated	FCE	Cost at Full	Total Cost	No.
Property	Location	Opening	Pro-Rata %	Consolidation	at 100%	of Units
				(in millions)

Military Housing - Openings (1)
Navy, Hawaii Increment III	Honolulu, HI	2007-2011	*	$0.0	$464.8	2,520

Military Housing Under Construction (6)
Pacific Northwest Communities	Seattle, WA	2007-2011	*	$0.0	$280.5	2,985
Marines, Hawaii Increment II	Honolulu, HI	2007-2011	*	0.0	292.7	1,175
Navy Midwest	Chicago, IL	2006-2012	*	0.0	200.3	1,401
Midwest Millington	Memphis, TN	2008-2012	*	0.0	33.1	318
Air Force Academy	Colorado Springs, CO	2007-2013	50.0%	0.0	69.5	427
Hawaii Phase IV	Kaneohe, HI	2007-2014	*	0.0	475.1	1,141

Total Under Construction				$0.0	$1,351.2	7,447

Total Military Housing				$0.0	$1,816.0	9,967

*    The Company’s share of residual cash flow ranges from 0-20% during the life cycle of the project.
Recent commitment not yet closed
Air Force – Southern Group was awarded on August 30, 2010. We are currently in exclusive negotiations with the Air Force. This project is expected to include 2,185 end state units at four Air Force bases in Sumter, SC, Manchester, TN, Charleston, SC and Biloxi, MS. There are 330 financially excluded units that will not be encumbered by debt and which may be removed from the end state at the sole discretion of the Air Force. The financial closing of the project and commencement of construction are expected in mid 2011.
Development fees related to our military housing projects are earned based on a contractual percentage of the actual development costs incurred. We also recognize additional development incentive fees upon successful completion of certain criteria, such as incentives to realize development cost savings, encourage small and local business participation, comply with specified safety standards and other project management incentives as specified in the development agreements. NOI from development and development incentive fees is $1,137,000 for the three months ended April 30, 2011 and $1,613,000 for the three months ended April 30, 2010.
Construction management fees are earned based on a contractual percentage of the actual construction costs incurred. We also recognize certain construction incentive fees based upon successful completion of certain criteria as set forth in the construction contracts. NOI from construction and incentive fees is $1,180,000 for the three months ended April 30, 2011 and $1,595,000 recognized during the three months ended April 30, 2010.
Property management and asset management fees are earned based on a contractual percentage of the annual net rental income and annual operating income, respectively, that is generated by the military housing privatization projects as defined in the agreements. We also recognize certain property management incentive fees based upon successful completion of certain criteria as set forth in the property management agreements. Property management, management incentive and asset management fees generated NOI of $3,229,000 during the three months ended April 30, 2011 and $3,122,000 during the three months ended April 30, 2010.

Land Held for Development or Sale as of April 30, 2011
The Land Development Group acquires and sells raw land and sells fully-entitled developed lots to residential, commercial, and industrial customers. The Land Development Group also owns and develops raw land into master-planned communities, mixed-use projects and other residential developments. Below is a summary of our large Land Develoment projects.

	Gross	Saleable	Option
Location	Acres (1)	Acres (2)	Acres (3)

Stapleton - Denver, CO	223	140	1,359
Mesa del Sol - Albuquerque, NM	3,023	1,659	5,731
Central Station - Chicago, IL	30	30	-
Texas	2,556	1,312	-
Carolinas	1,248	1,024	788
Ohio	955	646	470
Arizona	667	492	-
Other	898	707	-

Total	9,600	6,010	8,348

(1)	Represent all acres currently owned including those used for roadways, open spaces and parks.
(2)	Saleable acres represent the total of all acres currently owned that will be available for sales. The Land Development Group may choose to further develop some of the acres into completed sublots prior to sale.
(3)	Option acres are those acres that the Land Development Group has a formal option to acquire. Typically these options are in the form of purchase agreements with contingencies for the satisfaction of due diligence reviews.
Stapleton - Denver, CO
Stapleton represents one of the nation’s largest urban redevelopments. At full build out of 4,700 acres or 7.5 square miles, Stapleton is planned for more than 12,000 homes and apartments, a projected 3 million square-feet of retail and 10 million square-feet of office/research and development/industrial space. Centrally located 10 minutes east of Downtown Denver and 20 minutes from Denver International Airport, Stapleton will be home to 30,000 residents and 35,000 workers when complete.
Mesa del Sol - Albuquerque, NM
Mesa del Sol is a 20-square mile, mixed-use community on the south mesa of Albuquerque, N.M., five minutes from the Albuquerque International Airport. Mesa del Sol’s master plan calls for mixed-use development that will include 1,400 acres for industrial/commercial and office development use, 4,400 acres for residential and supporting retail use, 3,200 acres for open space and parks and 800 acres for schools and universities.
Central Station - Chicago, IL
Located adjacent to the city’s Museum Campus, and just minutes from the heart of Chicago’s Loop, the 80-acre Central Station is one of the fastest growing residential communities in the city, with 3,727 residential units completed and occupied, 500 units completed and listed for sale and another 4,000 units in development. Central Station, a 14 million-square-foot development, is being developed in partnership with The Fogelson Companies.

Land Held for Development or Sale as of April 30, 2011 (continued)
Other Significant Land Holdings
Legacy Lakes - Aberdeen, NC
Legacy Lakes is a master-planned community located in the Pinehurst area. This community is surrounding the Nicklaus-designed Legacy Golf Course. Legacy Lakes is 406 acres and includes 718 residential lots. Of the 406 total acres, 265 are saleable acres and 13 acres have been sold to date.
Gladden Farms - Marana, AZ
Gladden Farms is a master-planned community that includes residential and commercial uses in a suburban area of northwest Tucson. This community includes parks, trails and a school in a rural setting. Gladden Farms is 1,350 acres and includes approximately 4,142 residential lots and 223 acres of commercial space. As of April 30, 2011, 1,265 lots and 100 commercial acres have been sold. Of the 1,350 total acres, 868 are saleable acres and 408 acres have been sold to date.
Cotton Creek - Mooresville, NC
Cotton Creek is a master-planned community located in a northern suburb of Charlotte, NC. This community will feature a variety of attached and detached home sites, which will be sold to a mix of national and local builders. Cotton Creek is 534 acres. When completed the development is expected to produce approximately 1,300 residential lots.
Tangerine Crossing - Tucson, AZ
Tangerine Crossing is a master-planned gated residential community with a major retail component on the exterior in a desirable region of the Tucson metropolitan area. This community includes open space, trails and recreation. Tangerine Crossing is 309 acres and includes 396 residential lots and a 25-acre retail center. As of April 30, 2011, 211 lots and the 25 commercial acres have been sold. Of the 309 total acres, 98 are saleable acres and 64 acres have been sold to date.
Three Stones – Prosper, TX
Three Stones is a master-planned community of 2,031 acres located in the growth corridor north of Dallas in the town of Prosper. The community is fully entitled and the plan includes approximately 3,090 single family lots, 600 units of attached housing, over 600 acres of parks and open space and 250 acres for commercial/retail use. A variety of single family lot sizes will be offered, as well as a complete amenity center.
The development of Phase 1 is expected to be completed in late 2012.
San Antonio Portfolio – San Antonio, TX
Forest City owns four (4) multi-phase communities and finished lots in three (3) additional locations in the San Antonio area, predominantly on the west side. Since January 2008, almost 1,000 of the total 2,563 lots have been sold.
The remaining portfolio is comprised of 513 finished lots and 1,112 undeveloped “paper” lots. Our San Antonio communities serve several different price ranges, and all lots are under option contract to one of seven (7) different builders.
Timberlake – Oak Point (Dallas), TX
Timberlake is a planned community of approximately 250 acres located in Denton County, north of Dallas. Forest City entered into this project earlier in 2011 through the formation of a new partnership with Taylor Duncan
Interests, Inc., with Forest City providing capital for financing and development. The project is zoned for over 800 single family lots, and development of Phase 1 is expected to begin in 2012.
Woodforest – Houston, TX
Woodforest, which is not included in the acres on the previous page, is an active, 3,000-acre master planned community, located in southern Montgomery County, north of Houston. Forest City entered into this project last year through the formation of a new partnership with Johnson Development, with Forest City providing capital for financing and development. The project is zoned for 5,700 units and six (6) active home builders are currently involved with model homes in place serving a wide range of prices. Over 200 home sales have occurred to date. The project is being developed adjacent to the 27-hole Woodforest Golf Club that opened in 2001 and has been rated one of the top courses in the state.